EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS AGREEMENT MADE AND ENTERED INTO THIS 13th day of September, 2007, by and between BROOKE CORPORATION, a Kansas corporation (“Employer”), and Keith Bouchey (“Executive”), is as follows:

SUBJECT MATTER OF EMPLOYMENT

Employer employs Executive under this Executive Employment Agreement effective October 1, 2007 (the “Effective Date”) until September 30, 2010 (the “Expiration Date”) (such three-year period called the “Initial Term”) to carry out the duties of the office of Vice Chairman of the Board and Chief Executive Officer and President of the Employer. Unless sooner terminated pursuant to the terms hereof, this Agreement will automatically renew for an additional one-year term beginning on the third anniversary of the Effective Date and ending on the first anniversary of the Expiration Date and for each one-year period thereafter beginning on the anniversary of the Effective Date and ending on the anniversary of the Expiration Date (each such one-year renewal period referred to as the “Renewal Term”). Executive accepts employment by Employer, subject to the terms of this Executive Employment Agreement.

The Executive agrees that his responsibilities and job description as of the Effective Date have been communicated to him. The Executive acknowledges that his title, responsibilities and job description may be periodically revised by Employer without requiring a written amendment to this Agreement. Executive agrees to perform the responsibilities and duties inherent in his position, as have been communicated to him and as assigned to him by the Board of Directors from time to time. In addition, Executive shall have and perform the responsibilities and duties set forth on Schedule A attached hereto.

Executive shall report to the board of directors of Employer (“Board”). All senior officers of the Employer, including the chief financial officer and general counsel, will report directly to the Executive.

Employer will cause the Executive to be appointed as a director to fill a vacancy on the board of directors of Employer. Executive will also become chairman of the board of directors of Brooke Savings Bank and CJD & Associates. The presidents of Brooke Savings Bank and CJD & Associates will report directly to the Executive.

COMPENSATION, BENEFITS AND EXPENSE REIMBURSEMENT

Employer agrees to pay to Executive a base salary at the annual rate of Three Hundred Thousand Dollars ($300,000) (the “Base Salary”). The reference to Base Salary at an annual rate in this Agreement shall not entitle Executive to payment of salary beyond any salary earned through Executive’s performance of services under this Agreement through the date of any termination of Executive’s employment or this Agreement. During a Renewal Term, if any, but not during the Initial Term, the Base Salary will be reviewed periodically for upward adjustment by the Board or its compensation committee, and, if adjusted within the sole discretion of the Board or the compensation committee, such adjusted amount will become the Base Salary for purposes of this Agreement. The Employer will pay the Executive his Base Salary at the time and in the installments consistent with the Employer’s current payroll practices.

Executive will participate in any short-term or long-term bonus or incentive compensation plans, programs or arrangements with the level of such participation determined by the Board or its compensation committee at its sole discretion for participation by Executive. Executive will be advised of any terms and performance criteria relating to any such plans, programs or arrangements and any participation by Executive in any such plans, programs or arrangements shall not require a written amendment to this Agreement.

Employer agrees to reimburse Executive for automobile usage and expenses not to exceed $700 per month. Employer agrees to reimburse Executive for monthly country club membership dues at the country club where Executive is a member on the Effective Date. Employer agrees to grant Executive certain other benefits as specified in the personnel policies established from time to time by Employer and as provided to other executive officers, subject to the discretionary authority given to any applicable benefit plan administrators and such terms and conditions of such benefit policies plans as may be amended from time to time. Such benefits shall be paid for by Executive or both the Employer and Executive as specified in such plans or policies and as is the case generally for other members of the Employer’s senior management. Effective January 1, 2008, Employer agrees that Executive shall be granted the greater of three weeks of paid vacation leave each calendar year or the vacation benefit as provided in the Employer’s personnel policy. Employer’s personnel policies may be changed from time to time by Employer and such changes will apply to Executive without requiring a written amendment to this Agreement.

Employer agrees to reimburse Executive for such other ordinary and necessary expenses incurred by Executive while carrying out the duties assigned by Employer to Executive provided Executive obtains prior approval for expenses that are not ordinary and necessary. Executive agrees to comply with Employer’s expense reimbursement policies. At Employer’s option, Executive may be provided with a corporate credit card for use in connection with the payment of travel and other employment-related expenses incurred in the performance of Executive’s duties under this Agreement. Executive agrees to comply with any policies of Employer applicable to corporate credit card use. Employer, at its sole discretion, shall have the right to terminate the credit card program or revoke Executive’s corporate credit card privileges at any time for any reason. Upon any such termination of the program, revocation of privileges, or termination of Executive’s employment, Executive agrees to promptly return the corporate credit card to Employer.

Employer agrees to pay Executive a $40,000 signing bonus on the next regularly scheduled payroll processing date immediately following the Effective Date.

ADDITIONAL OBLIGATIONS OF EXECUTIVE

Executive shall comply with the policies (including Employer’s interpretations and clarifications thereof) established from time to time by Employer.

Executive agrees to be bound by the rules and policies set forth in the Brooke Corporation Employee Handbook as amended from time to time. Executive further acknowledges that he has received, read, and signed all relevant forms attached to the Employee Handbook.

CONFIDENTIAL AND PROPRIETARY INFORMATION

Executive acknowledges and agrees that, as a consequence of his association with Employer, he has or will have access to or knowledge of confidential and proprietary data concerning the Employer and its affiliates which is not readily available to the public.

Executive agrees at all times during the term of Executive’s employment with Employer and thereafter to maintain in strictest confidence all proprietary information, technical data, trade secrets or know-how that is not otherwise accessible to the public including, without limitation, any listing of, or information relating to: products, services, loans, processes, designs, customers, customer leads or contacts, borrowers, lenders, purchasers of loans, insurance companies, policy expiration, business plans, marketing plans, strategies, budgets, financial results, pricing information, projections, acquisition or divestiture plans, franchise agents, brokers/producers, Employees, personnel changes, databases, software or designs, financial statements and data, contracts, marketing plans and strategies, and business acquisition plans, which Executive produces, obtains or otherwise acquires during the course of Executive’s employment (collectively, the “Confidential Information”).

Executive further agrees to maintain such Confidential Information in the strictest of confidence whether or not such Confidential Information is owned or controlled by Employer, Employer’s affiliates, Employer’s sister companies, Employer’s parent company, the franchise agents of Employer or any such affiliates, sister companies or parent company, or the brokers/producers of Employer or any such affiliates, sister companies or parent company (collectively such affiliates, sister companies, parent company, franchise agents and brokers/producers shall be referred to as “Employer Companies”).

All Confidential Information, regardless of how it is compiled, listed, stored or kept, shall be the exclusive property of the Employer or its affiliates, as the case may be, and Executive agrees not to sell, trade or remove from the premises or electronic databases owned or rented by Employer or any of the Employer Companies, Confidential Information without the express prior written consent of Employer. In the event of Executive’s termination of employment with Employer for any reason whatsoever, Executive agrees to promptly surrender and deliver to Employer all Confidential Information stored or possessed in any form or manner, of Employer, any of the Employer Companies, or any of their clients, which Executive produces or obtains during the course of his employment or otherwise.

TERMINATION OF EMPLOYMENT

The relationship between Employer and Executive is an employment at will and nothing in this Agreement shall eliminate, reduce or deter the right of either party to terminate the employment relationship at any time for any reason. Termination of employment shall constitute termination of this Agreement unless the parties mutually agree in writing otherwise and except to the extent provisions survive its termination.

Executive agrees to immediately resign his membership on the board of directors of Employer and Employer Companies upon termination of this Agreement unless the parties mutually agree otherwise.

If Employer terminates Executive’s employment under this Agreement for any reason other than Just Cause (defined below), Executive will be entitled to severance payments as more fully described herein, subject to applicable withholdings (provided Executive contemporaneously executes a general and full release in favor of Employer and the Employer Companies and their respective officers, directors, employees and assigns in the form and substance satisfactory to the Employer) within 15 days of his termination date. If Employer terminates Executive’s employment under this Agreement during the Initial Term for any reason other than Just Cause, Executive will continue to receive, as severance pay, payments of his Base Salary, as in effect on the date of his termination, until the gross aggregate amount of such payments equals $600,000, in such amounts and at such times as he would have received his Base Salary had the Employer not terminated his employment. If Employer terminates Executive’s employment under this Agreement during a Renewal Term for any reason other than Just Cause, Executive will continue to receive, as severance pay, payments of his Base Salary, as in effect on the date of his termination, until the gross aggregate amount of such payments equals $400,000, in such amounts and at such times as he would have received his Base Salary had the Employer not terminated his employment. If Employer terminates Executive’s employment under this Agreement during the Initial Term or a Renewal Term for any reason other than Just Cause, Executive may receive, as severance pay, any amounts other than Base Salary, including, but not limited to, any earned prorated performance awards, solely within the discretion of Employer.

Notwithstanding the foregoing paragraph, any severance payments to Executive until the earlier of: (a) the last day of the second calendar year following the calendar year of the Executive’s termination, or (b) the date severance payments total two times the dollar limit of Section 401(a)(17) of the Internal Revenue Code (the “Code”) as in effect for the year of Executive’s termination shall be construed as severance pay exempt from Code Section 409A in accordance with the Treasury Regulations under Code Section 409A including Section 1.409A-1(b)(9). Any payments to Executive beyond the time period or amount specified in the immediately preceding sentence shall be treated as nonqualified deferred compensation subject to Code Section 409A, unless otherwise exempt therefrom. Executive, if a “specified employee” at the time of his termination, within the meaning of Code Section 409A(a)(2)(B)(i) and the Treasury Regulations and other guidance thereunder, may not receive any compensation subject to Code Section 409A during the six-month period immediately following his termination. Employer reserves the right to administer and interpret this Agreement in a manner consistent with Code Section 409A and the guidance thereunder.

For purposes of this Agreement, “Just Cause” means that the Employer has determined that: (a) Executive has engaged in gross misconduct or gross negligence or an act or omission of moral turpitude that is injurious to the Employer or Employer Companies, monetarily or otherwise; (b) Executive has committed fraud, embezzlement or any other act of dishonesty; (c) Executive, solely in his capacity as an employee or officer of the Employer, has breached a fiduciary duty under federal or Kansas state law owed to the Employer or Employer Companies or their respective shareholders; (d) Executive has materially failed to follow the instructions assigned to him by the Employer, which failure is not corrected within 14 days after receiving notice from the Employer; (e) Executive is convicted of or pleads guilty, no contest or nolo contendere to any felony or a crime involving dishonesty or moral turpitude; (f) Executive breaches any provision of this Agreement or any other agreement between Employer and Executive, which breach is not corrected within 30 days after receiving notice from the Employer; (g) Executive violates any material written policy of the Employer or Employer Companies; (h) the material violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority; (i) the direction or recommendation of a state or federal bank regulatory authority to remove Executive’s position with the Employer or the Employer Companies as identified herein; or (j) any final removal or prohibition order to which Executive is subject, by a federal banking agency pursuant to Section 8(e) or Section 8(g) of the Federal Deposit Insurance Act, or a state banking agency pursuant to Kansas law.

This Agreement and Executive’s employment with Employer will terminate prior to a Scheduled Expiration Date in the event of the Executive’s death, Disability or termination by Employer for Just Cause, in which case Executive or his estate is entitled to any earned and accrued but unpaid wages and reimbursable expenses incurred by Executive as of the date of his termination and any benefits as may be provided to Executive or his estate under any benefit plans or policies of Employer but not including severance pay hereunder. For purposes of this Agreement, the last day of the Initial Term or a Renewal Term, as applicable, shall be referred to as the “Scheduled Expiration Date.” For purposes of this Agreement, “Disability” means the inability of Executive to perform the essential functions of his duties and responsibilities for Employer by reason of a medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of at least 12 months as determined by a physician selected by Employer. Notwithstanding anything in this Agreement or any other agreement between Employer and Executive to the contrary, including other agreements entered into after the Effective Date, Executive shall forfeit any unvested equity award or performance award upon his resignation or his termination by Employer for Just Cause.

Any professional errors or omissions coverage provided by Employer for Executive shall cease upon termination of this Agreement. Any obligation by Employer to pay to Executive earned performance bonuses or other bonus or incentive compensation, if any, shall also cease upon his resignation or his termination by Employer for Just Cause.

Obligations and provisions of this Agreement that, by their express terms or otherwise, require performance or compliance by one or both parties hereto after termination of this Agreement, including, but not limited to, obligations to return property, confidentiality of information, covenants not to solicit, the covenant not to compete, mediation, arbitration, waiver, the binding nature of this Agreement upon the parties, successors, assigns, heirs, executors and administrators, the government and construction of this Agreement, and the invalidity or non-enforceability of Agreement provisions, shall survive termination of the Agreement.

COVENANTS NOT TO SOLICIT OR COMPETE

Executive agrees that during the period of employment with the Company and for two (2) years after the termination of such employment, whether voluntary or involuntary, Executive shall not, directly or indirectly, undertake or be directly or indirectly involved in the planning, organization, funding or operation of any business activity competitive with the work Executive performed or the core business of Employer or Employer Companies, including, but not limited to, the insurance agency business; the business of franchising insurance agencies; the business of providing consulting services to insurance agencies; the business of lending money to franchisees, insurance agencies, insurance agents or funeral homes; the wholesale insurance brokerage business; the banking business; the funeral home business; the business of franchising funeral homes; and any other line of competing of Brooke Corporation and all of its subsidiaries, the revenues of which constituted 10% or more of the consolidated revenues for Brooke Corporation for the fiscal year of Brooke Corporation completed on, or most recently completed prior to, Executive’s last day of employment under this Agreement (the “Line of Business of Employer”).

Executive agrees that during the period of employment with the Employer and for two (2) years after the termination of such employment, whether voluntary or involuntary, Executive shall not, directly or indirectly, engage in, own or control any interest in (except as a passive investor in less than five percent (5%) of the outstanding securities of a publicly held company), act as an officer, director or employee of, broker or producer for, or consultant, advisor or lender to any firm, corporation, partnership, limited liability company, sole proprietorship, institution, business or entity in the United States that is directly competitive with the Line of Business of Employer and operates as the effective date of Executive’s termination of employment with Employer. Nothing in this paragraph shall preclude Executive from having an ownership interest in a franchise granted by either Brooke Franchise Corporation or another Employer Company or having an employment or subagent relationship with a franchise granted by either Brooke Franchise Corporation or another Employer Company.

Executive agrees that during the period of employment with the Company and for two (2) years after the termination of such employment, whether voluntary or involuntary, Executive shall not solicit by any means insurance, financial services, bank services, insurance agency, agency consulting or loan business from any clients, franchise agents or lenders of Employer or any of the Employer Companies.

Executive agrees that for a period of two (2) years after the termination of such employment, whether voluntary or involuntary, Executive shall not solicit or hire any of the franchise agents, brokers, producers or Employees of Employer or any of the Employer Companies to work for or contract with Executive or any person or company competitive with Employer or Employer Companies. If Executive breaches this paragraph, Employer shall be entitled to all damages that result from each and every individual breach, in addition to any other remedies, including equitable remedies, that Employer may have.

The running of the two-year periods specified in this section of this Agreement shall be suspended during any period of violation or any period of time required to enforce this covenant by settlement, mediation, arbitration, litigation, threat of arbitration or threat of litigation.

Executive and Employer agree that the prohibitions contained in the foregoing covenants not to solicit, the non-competition covenant and the provisions of this Agreement pertaining to Confidential Information of Employer and the Employer Companies are necessary to protect the Company’s Confidential Information and to preserve the value and goodwill of the company. Executive and Employer acknowledge and agree that the time, geographic scope and limitations of Executive’s obligations under these sections are reasonable, and Executive’s salary, employment and association with Employer or the opportunities which are afforded to Executive are ample consideration for these restrictions.

Executive and Employer agree that, should any provisions of the foregoing covenants not to solicit, not to compete, and the provisions of this Agreement pertaining to Confidential Information of Employer or Employer Companies be determined to be invalid, illegal, unenforceable or unreasonable in scope by any arbitrator to whom a dispute regarding this Agreement has been submitted in accordance with this Agreement, or by any court of competent jurisdiction, the validity, legality and enforceability of the other provisions of this Agreement will not be affected thereby, and the provision found invalid, illegal unenforceable or unreasonable will be considered by Executive and Employer to be amended as to scope of protection, time or geographic area (or any one of them, as the case may be) in whatever manner is considered reasonable by that arbitrator or court and, as so amended, will be enforced.

Executive and Employer agree that money damages alone will not adequately compensate Employer for breach of the foregoing covenants not to solicit, the non-competition covenant, and the provisions of this Agreement pertaining to Confidential Information of Employer or the Employer Companies and, therefore, in the event of the breach or threatened breach of any such covenant or provision, in addition to all other remedies available at law, in equity or otherwise, Employer shall be entitled to injunctive relief compelling specific performance of (or other compliance with) the terms thereof. Executive further agrees that if he breaches any of the provisions of the foregoing covenants not to solicit, the non-competition covenant or the provisions of this Agreement pertaining to Confidential Information of Employer or the Employer Companies, Employer shall no longer be obligated to make any post-termination payments for Executive’s benefit as provided for in this Agreement or as otherwise agreed to by Employer.

Employer agrees that, unless required by banking regulators, the prohibitions contained in the foregoing covenants not to solicit and not to compete shall not apply to Executive’s current director relationships and stock ownership in First Community Bancshares, Inc., Overland Park, Kansas, First Community Bank of Lee’s Summit, Missouri, Holyrood Bancshares, Inc., Holyrood, Kansas and UBT Bancshares Inc., Marysville, Kansas.

MISCELLANEOUS

This Agreement supersedes and take precedence over any and all prior agreements, arrangements or understandings between Employer or any one or more of the Employer Companies and the Executive relating to the subject matter hereof.

No oral understanding, oral statement, or oral promises or oral inducements exist between the parties.

The waiver by Employer of any breach of any provision of this Agreement by Executive shall not operate or be construed as a waiver of any subsequent breach by the Executive.

Any notice required or permitted to be given under this Agreement shall be sufficient if in writing, and if hand delivered or sent by regular mail to Executive’s residence (in the case of notice to Executive) or to Employer’s principal office (in the case of notice to the Employer).

The rights and obligations of Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. This Agreement is binding upon Executive and the heirs, executors, assigns and administrators of Executive or Executive’s estate and property.

Employer may assign this Agreement by providing Executive notice of Employer’s decision to do so. Executive may not assign or transfer to others the obligation to perform Executive’s duties hereunder.

This Agreement may not be modified, revised, altered, added to, extended in any manner, or superseded other than by an instrument in writing signed by both of the parties hereto.

If one or more of the provisions in this Agreement is deemed void by law, then the remaining provisions will continue in full force and effect.

This Agreement shall be governed and construed in accordance with the laws of the State of Kansas (without giving effect to its conflicts of law principles).

MEDIATION AND BINDING ARBITRATION

Any dispute, claim or controversy arising out of or relating to (1) the employment relationship between Employer and Executive; (2) this Agreement or (3) the breach, termination, enforcement, interpretation or validity of this Agreement, including the determination of the scope of applicability of this Agreement, and which Executive and Employer or Executive and Employer Companies are not able to resolve themselves by negotiation, shall be submitted to mediation to attempt to resolve such dispute, claim or controversy prior to submitting to binding arbitration.

The parties agree to use mediation in a manner agreed to by the parties. The parties will select an independent mediator agreeable to both parties. If the parties cannot agree on an independent mediator, the parties will cooperate with AAA and with one another in selecting a mediator from AAA panel of neutrals, and in promptly scheduling the mediation proceedings. The parties covenant that they will participate in the mediation in good faith, and that they will share equally in its costs. The parties will cooperate with the mediator in coming to a reasonable agreement on the mediation arrangements which will include the time and place for conducting the mediation, who will attend or participate in the mediation, and what information and written material will be exchanged before the mediation. The mediation will be conducted at a place agreeable to both parties.

If the dispute is not resolved within 30 days from the date of the submission of the dispute to mediation (or such later date as the parties may mutually agree in writing), the administration of the binding arbitration shall proceed forthwith. The mediation may continue, if the parties so agree, after the appointment of the arbitrators. Unless otherwise agreed by the parties, the mediator shall be disqualified from serving as arbitrator in the case. The pendency of a mediation shall not preclude a party from seeking provisional remedies in aid of the arbitration from a court of appropriate jurisdiction, and the parties agree not to defend against any application for provisional relief on the ground that a mediation is pending.

Any dispute, claim or controversy arising out of or relating to (1) the employment relationship between Employer and Executive; (2) this Agreement or (3) the breach, termination, enforcement, interpretation or validity of this Agreement, including the determination of the scope of applicability of this Agreement, and which Executive and Employer or Executive and Employer Companies are not able to resolve themselves by negotiation or mediation, the parties agree to final and binding arbitration in Overland Park, Kansas before three (3) arbitrators. The arbitration shall be administered by AAA pursuant to its Employment Arbitration Rules & Procedures and subject to AAA Policy on Employment Arbitration Minimum Standards of Procedural Fairness. A judgment on the award rendered by the arbitrators may be entered in a court having jurisdiction thereof. This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

All disputes submitted to arbitration pursuant to this Agreement shall be adjudicated in accordance with the state or federal law that would be applied by a United States District Court for the District of Kansas. Except as provided in this agreement, the arbitrator shall have no authority to add to, detract from, change, amend or modify existing law and shall be bound to follow the substantive law applicable to any claim submitted to arbitration under this Agreement.

Claims covered by this Agreement, include, but are not limited to, claims for wages or other compensation; claims for breach of contract or covenant, express or implied; tort claims; claims for discrimination or harassment on bases which include but are not limited to race, gender, religion, national origin, age, disability, medical condition, or ancestry; claims for benefits, except as excluded by this Agreement, and claims for violation of any federal, state, local, or other governmental constitution, statute, ordinance, regulation, or public policy including but not limited to Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended; 42 U.S.C. §§ 1981, 1981a, 1983, 1985, or 1988; the Family and Medical Leave Act of 1993, as amended; the Americans with Disabilities Act of 1990, as amended; the Rehabilitation Act of 1973, as amended; the

Equal Pay Act, as amended; the Occupational Safety and Health Act, as amended; the Fair Labor Standards Act of 1938, as amended; the Executive Retirement Income Security Act of 1974, as amended; claims under state anti discrimination acts; and any and all claims under any similar local, state, or federal law, regulation, rule, or ordinance. This Agreement also covers all claims regarding the arbitrability of claims and the enforceability or validity of this Agreement.

Claims not covered by the mediation and arbitration portions of this Agreement are claims for workers’ compensation benefits or unemployment compensation benefits; claims resulting from the default of any obligation of the Employer or the Executive under a loan agreement; claims for injunctive or other equitable relief for intellectual property violations, unfair competition, or use or unauthorized disclosure of trade secrets or Confidential Information or violations or threats to violate the covenants against non-solicitation and non-competition; or claims based upon an Executive pension or benefit plan that either (1) contains an arbitration or other non judicial resolution procedure, in which case the provisions of such plan shall apply, or (2) is underwritten by a commercial insurer which decides claims. If either the Employer or the Executive has more than one claim against the other, one or more of which is not covered by this Agreement, such claims shall be determined separately in the appropriate forum for resolution of those claims. Nothing in this Agreement shall preclude the parties from agreeing to resolve claims other than claims covered by this Agreement pursuant to the provisions of this Agreement.

The purpose and effect of the Agreement is to substitute arbitration as the forum for resolution of disputes; all responsibilities of the parties under the statutes applicable to the disputes shall be enforced. By signing this Agreement, Executive is not waiving his right to file a complaint with the U.S. Equal Employment Opportunity Commission (“EEOC”) or any other federal, state or local agency designated to investigate complaints of harassment, discrimination, other statutory violations, or similar claims.

Executive and Employer agree to use binding arbitration to resolve such issue, claim or dispute in lieu of filing any lawsuits, complaints, charges or claims. Executive and Employer agree that each party will pay the fees and expenses of his or its own attorneys involved in any mediation, arbitration or dispute relating to this Agreement, Executive’s employment by Employer, or the termination of such Agreement or employment. Neither party shall have any obligation to pay the fees or expenses incurred by legal counsel or expert witnesses retained by or on behalf of the other party in connection with any such mediation, arbitration or dispute.

By signing the Agreement, Executive voluntarily, knowingly, and intelligently waives any right he may otherwise have to seek remedies in court or other forums, including the right to a jury trial. The Employer also hereby voluntarily, knowingly, and intelligently waives any right it might otherwise have to seek remedies against you in court or other forums, including the right to a jury trial. Executive acknowledges having the opportunity to discuss this agreement with personal legal counsel and has used that opportunity to the extent desired.

Therefore, for good and valuable consideration, the receipt and sufficiency of which is acknowledged by both parties, Employer and Executive have duly executed this Executive Employment Agreement on the date(s) set forth below their respective signatures.

BROOKE CORPORATION “EMPLOYER”

	By:	/s/ Robert D. Orr
Robert D. Orr, Chairman
Date:

Witness
EXECUTIVE

/s/ Keith Bouchey
Keith Bouchey
Date:

Witness

11